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                                                                   EXHIBIT 99.1


          SIMULATIONS PLUS APPROVED TO LIST ON AMERICAN STOCK EXCHANGE

                     COMPANY TO TRADE UNDER NEW SYMBOL "SPL"

         LANCASTER, CA, MARCH 9, 2004. Simulations Plus, Inc. (OTCBB: SIMU), the leading provider of ADME absorption simulation and neural net structure-to-property prediction software for pharmaceutical discovery and development, today announced that it has been approved for listing on the American Stock Exchange and expects to commence trading under the ticker symbol "SPL" beginning Wednesday, March 17, 2004.

         Walt Woltosz, chairman and chief executive officer of Simulations Plus, said, "The Amex listing is another big step in our ongoing efforts to maximize shareholder value. We set a goal last fiscal year to move from the OTCBB to a listed exchange, and we have now achieved that goal. We believe that the American Stock Exchange is the best place for our stock at this stage of the company's growth. We expect it to raise our profile and give us access to a much broader investor base, increasing interest in Simulations Plus among both retail and institutional investors. The listing illustrates the progress we have made in establishing Simulations Plus as a successful business as well as a leading provider of simulation and modeling software to the global pharmaceutical industry."

         The Company's securities were approved for listing on the American Stock Exchange based upon a review by an Exchange Listing Qualifications Panel which authorized approval of the listing pursuant to Section 1203(c) of the American Stock Exchange Company Guide, notwithstanding the fact that the Company does not fully satisfy the Exchange's regular initial listing standards with respect to the $4 million shareholders' equity requirement. The Panel's decision was based upon its determination that the Company satisfies the Exchange's minimum Alternative Listing Standards and its affirmative finding that mitigating factors warrant listing pursuant to the Alternative Listing Standards. Specifically, the Panel noted the Company's impressive software products for pharmaceutical research and for education and its current and prospective relationships with pharmaceutical industry leaders. The Panel also noted the Company's recent financial results, which include positive trends in revenues and earnings.

ABOUT SIMULATIONS PLUS, INC.
Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Simulations Plus, Inc., is headquartered in Southern California and trades on the OTCBB under the symbol "SIMU." For more information, visit our Web site at www.simulations-plus.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the actual demand for the Company's stock after listing on the American Stock Exchange, the ability of the Company to maintain its competitive advantage, the general economics of the pharmaceutical industry, the ability of the Company to attract and retain sufficient scientific and technical staff to sustain its R&D and customer support functions, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

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